QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Prospect Acquisition Corp. of our report dated March 13, 2009, relating to our audits of the financial statements of Prospect Acquisition Corp., appearing in the Prospectus, which is part of this Registration Statement. Our report dated March 13, 2009 includes an emphasis paragraph relating to an uncertainty as to Prospect Acquisition Corp.'s ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in the Prospectus.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP
New York, New York
September 24, 2009

QuickLinks

  Exhibit 23.1